MANAGEMENT'S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria set forth in Item
1122 (d) of Regulation AB are applicable in regard to the servicing platform for the period as follows:

      Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities issued on or after January 1, 2006, for which the Company provides the following servicing functions (the "Platform"):

       -  paying agent, securities administration and trustee; or
       -  securities administration and paying agent; or
       -  paying agent and trustee; or
       -  paying agent

      Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following servicing criteria: 1122(d)(1)(i), 1122(d)(1)(iii),1122(d)(1)(iv), 1122(d)(2)(iii),
      1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the "Applicable
      Servicing Criteria").

      Period:  Twelve months ended December 31, 2007 (the "Period").

With respect to the Platform as of and for the Period, the Company's management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

      - The Company's management is responsible for assessing the Company's compliance with the Applicable Servicing Criteria.

     - The Company's management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

      - Based on such assessment, other than as set forth on Appendix A hereto, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company's compliance with the Applicable Servicing Criteria as of and for the Period.

                              CITIBANK, N.A.

                              By:/S/Karen Montbach
                                 -----------------------------
                                    Karen Montbach
                              Its:  Managing Director


Dated: February 29, 2008





                                                                 Appendix A

                      Material Instances of Noncompliance

1. 1122(d)(2)(i) Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements. With respect to certain transactions for which the transaction documents require that funds be deposited into the custodial bank accounts on the day funds are received by the Company, funds were not deposited to the custodial bank accounts in accordance with the terms of the transaction documents. In a sample of selected payments on pool assets received by the Company, this finding was identified once. In that instance, the funds received were deposited into the specified custodial account on the day after the day they were received. As the one-day delay only impacted investment income to which the Company was entitled as compensation for its services as securities administrator, management believes that the delay did not affect the amount of any payments to any security holder or to any transaction party other than the Company.

2. 1122(d)(3)(ii) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements. With respect to certain remittances during the reporting period, amounts due to investors were allocated and remitted in accordance with distribution priority and other terms set forth in the transaction agreements, but were not paid timely to investors.